VOLCANO CORPORATION
2013 SHORT TERM INCENTIVE PLAN

1.Purpose. As part of its executive compensation program, Volcano Corporation (“Volcano” or the “Company”) has designed an annual cash-based incentive plan for the 2013 calendar year for selected executive officers. This 2013 Short Term Incentive Plan (the “STIP”) is designed to drive revenue growth and operating profits, drive achievement of annual operational and financial objectives (Volcano’s “Key Factors for Success” or “KFS”) and reward executives upon the achievements of Volcano’s objectives. This STIP operates under, and is subject to the terms of, Volcano’s Amended and Restated 2005 Equity Compensation Plan (the “2005 Plan”), which Volcano’s Board of Directors (“Board”) and stockholders have approved. For purposes of the STIP, “Committee” means a committee of one or more members of the Board appointed by the Board pursuant to the 2005 Plan; provided, however, that for purposes of administering the 2005 Plan with respect to individuals selected for participation who are or may be deemed “covered employees” (as defined for purposes of Section 162(m) of the Code), the “Committee” will be composed of two or more members of the Board, each of whom is an “outside director” for purposes of Section 162(m) of the Code. Defined terms not defined in this STIP have the same definitions as in the 2005 Plan.
2.    Eligibility. Participation in the STIP during the 2013 calendar year (the “Performance Period”) is at the sole discretion of the Committee. Individuals selected for participation are called “Participants”. All Actual Awards are calculated based on actual base salary earned by the Participant during the Performance Period. Unless the Committee explicitly determines otherwise in a manner that complies with the requirements of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) (in which case the determination will govern), if the Participant’s base salary or annual bonus target percent, or both, changes during the Performance Period, the Participant’s Target Award will be pro-rated based on the number of days served at the old salary/bonus target and the number of days served at the new salary/bonus target. To earn an Actual Award under the STIP, the Participant must remain employed through the end of the Performance Period and through the actual payment date. If the Participant’s employment terminates before the date the Actual Award is paid, the Participant will not be eligible for a bonus payment under the STIP, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual employment or retention agreement with the Participant. If the Participant is on a leave of absence during the Performance Period, the Participant will be eligible for a bonus under the STIP based on actual salary earned by the Participant during the Performance Period, exclusive of any salary replacement benefits paid during the leave (whether through insurance or otherwise).
3.    Employees Covered by Section 162(m). Notwithstanding any other provision of this STIP, if the Committee determines it to be necessary or desirable to achieve full deductibility of bonus compensation awarded under the STIP, the Committee, in its sole discretion, (a) may exclude from participation under the STIP and/or create a separate incentive plan for those individuals who are or who may likely be “covered employees” under Section 162(m) whose employment in an eligible position began after the Committee established the Threshold Goal, which generally will be a date not later than the 90th day of the Performance Period; and (b) may take other actions as necessary to ensure deductibility of the compensation paid under the STIP.
4.    How the STIP Works.
(a)    STIP Components. The STIP Components are: (i) Target Award; (ii) Maximum Award; (iii) Threshold Goal; (iv) Financial Corporate Result; (v) Individual Result; and (vi) Actual Award.
(b)    Target Award. The Committee designates an annual bonus target percent for each

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executive officer participating in the STIP. Each Participant’s Actual Award is calculated, in part (as described below), by reference to his or her Target Award. The “Target Award” equals the product of the annual bonus target percent and the actual salary earned by the Participant during the Performance Period. For example, a Participant whose annual bonus target percent is 50% and whose actual earned annual base salary is $320,000 would have his or her Actual Award calculated by reference to a Target Award of $160,000 ($320,000 * 50%). The Target Award is the amount that the Participant would earn under the STIP upon achievement at the 100% level of both the Financial Corporate Result and the Individual Result, provided that the Threshold Goal is met.
(c)    Maximum Award. No Participant may earn a bonus for the Performance Period in excess of 200% of his or her Target Award (the “Maximum Award”). In addition, no Participant may be granted in any calendar year a Maximum Award that may exceed $1 million.
(d)    Funding the Bonus Pool. If the Threshold Goal is met, the STIP will be funded at 200% of the Target Award for all Participants, and the Committee will credit each Participant with his or her Maximum Award. Volcano is under no obligation to pay out the entire funding of the bonus pool or to pay the Maximum Award to any Participant. The “Threshold Goal” is defined as achievement during the Performance Period of at least 90% of Volcano’s budgeted non-GAAP revenue target, as set forth in Volcano’s annual operating plan approved by the Board of Directors at the beginning of the Performance Period, which is calculated as GAAP revenue, adjusted automatically: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to include the effects of any acquisitions, licensing transactions, divestitures, or joint ventures; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (8) to exclude the effects of stock based compensation, deferred compensation and the award of bonuses; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item such as litigation expenses and material corporate transactions such as mergers, acquisitions and divestitures that were not incorporated into the Company’s annual operating plan. If Volcano does not achieve the Threshold Goal, the STIP will not be funded and Participants will earn no bonus under the STIP. If Volcano achieves the Threshold Goal, Participants will be credited with their Maximum Award, which will be adjusted downward to the Actual Award as described below.
(e)    Determination of the Actual Award; Formula. Upon the funding of the STIP and crediting of the Maximum Award, Volcano will determine the actual award earned by each Participant (the “Actual Award”) by reducing the Maximum Award based on (i) achievement against specific Company financial goals, as reflected by the calculation of the Financial Corporate Result, (ii) achievement against individual performance goals reflected by the calculation of the Individual Result and (iii) any other additional factors deemed appropriate by the Committee in its sole discretion.
Specifically, each Participant’s Actual Bonus under the STIP is reduced from the Maximum Award based on the product of (1) the Participant’s Target Award, multiplied by (2) the Financial Corporate Result, multiplied by (2) the Participant’s Individual Result.

(f)    Financial Corporate Result. If Volcano has achieved the Threshold Goal, the “Financial Corporate Result” (expressed as a percentage not to exceed 100%) is determined by calculating

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the applicable percentage under the STIP formula approved by the Committee (and excerpted below) based on Volcano’s achievement of both (a) non-GAAP revenue (that is, GAAP revenue, adjusted in the same way as the Threshold Goal); and (2) non-GAAP operating income (that is, GAAP operating income, adjusted automatically in the same way as non-GAAP revenue, that is, each of the factors in Section 4(d)(1) through (9) above). Volcano’s achievement of non-GAAP revenue and non-GAAP operating income is determined by reference to the respective targets for these measures set forth in the annual operating plan approved by Volcano’s Board of Directors at the beginning of the fiscal year. The Financial Corporate Result is zero, and each Participant’s Maximum Award is reduced to zero, if the average achievement rate of both metrics is less than 80% (that is, each metric is weighted equally as 50% of the Financial Corporate Result). Volcano may exercise negative discretion to reduce the Financial Corporate Result, in its sole discretion.
(g)    Individual Result. The Committee, in consultation with Volcano’s Chief Executive Officer (other than with respect to his own performance), determines each Participant’s “Individual Result” multiplier (expressed as a percentage not to exceed 200%), based on the Participant’s (i) achievement of individual KFS, which are tied to Volcano’s KFS approved by the Committee in writing; and (ii) the Participant’s contributions towards the achievement of the Financial Corporate Result, in each case ((i) and (ii)) weighted in the Committee’s sole discretion.
(h)    Additional Adjustments to Actual Awards. The Committee may, in its sole discretion, reduce a Participant’s Actual Award, based on any other factors that it considers material.
5.    Administration.
(a)    Actual Awards earned are paid on an annual basis approximately 45 to 60 days after the end of the Performance Period, but in all cases in compliance with the short term deferral exemption from Section 409A of the Code.
(b)    Volcano reserves the right to interpret and to make changes to or withdraw the STIP at any time, subject to applicable legal requirements. All terms and conditions of the STIP are subject to compliance with applicable law.
6.    Recoupment. Any amounts paid under the STIP will be subject to recoupment in accordance with any clawback policy that Volcano is required to adopt pursuant to the listing standards of any national securities exchange or association on which Volcano’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with Volcano.

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